UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2009

ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Del Mar Heights Rd., #555 Del Mar, CA 92014
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 401-3984

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2009, Richard C. Williams, Robert B. Rothermel and John Q. Adams, Sr., informed Adamis Pharmaceuticals Corporation (the “Company”) that they were resigning as directors of the Company effective June 19, 2009.  Messrs. Williams, Rothermel and Adams had previously been directors of Cellegy Pharmaceuticals Corporation, which was acquired by Adamis in a reverse merger transaction on April 1, 2009.  Mr. Williams served as Chairman of the board of directors, and Mr. Rothermel served as Chair of the audit committee of the board.

To the knowledge of the Company, there were no disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

The Company intends to recruit qualified independent directors from time to time in the future.  The Company has had discussions with Howard C. Birndorf concerning joining the board of directors of the Company and he has agreed to join the board, subject to formal action by the board to elect him as a director.  Mr Birndorf was founder, chairman and CEO of Nanogen from 1993 until 2009.  Mr. Birndorf was a co-founder and Chairman Emeritus of Ligand Pharmaceuticals Incorporated, where from January 1988 to November 1991 he was President and Chief Executive Officer.  He was also a co-founder, director and Executive Vice President of Gen-Probe Incorporated, co-founder and Vice President of Corporate Development at Hybritech Incorporated, co-founder and director of IDEC Pharmaceuticals Corporation, and was involved in the formation of Gensia Pharmaceuticals, Inc. (currently known as SICOR Inc.) where he was a director.  From November 1991 to January 1993, Mr. Birndorf was President of Birndorf Technology Development, an investment and consulting company, and a founding director of Neurocrine Biosciences, Inc.  He is a founder and Chairman of Cascade Bioscience.  He received the Life Sciences Legend award at bioFusion 2002.  Mr. Birndorf received a B.A. in Biology from Oakland University and an M.S. in Biochemistry from Wayne State University.  Mr. Birndorf received honorary Doctor of Science degrees from Oakland University and Wayne State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated:	June 25, 2009	By:	/s/ Dennis J. Carlo
		Name:	Dennis J. Carlo, Ph.D.
		Title:	Chief Executive Officer